Exhibit 99.1
For Immediate Release

Arc Logistics Partners LP Announces Fourth Quarter and Full Year 2013 Results

NEW YORK, NY, March 12, 2014 (GLOBE NEWSWIRE) — Arc Logistics Partners LP (NYSE: ARCX) (“Arc Logistics” or the “Partnership”) today reported its financial results for the fourth quarter and fiscal year ended December 31, 2013.

The Partnership completed its initial public offering (“IPO”) during the fourth quarter of 2013, and as a result, portions of the fourth quarter and full year 2013 reporting periods relate to the financial and operating results of the Partnership’s predecessor entity, Arc Terminals LP, which are not necessarily representative of the results anticipated for Arc Logistics following the completion of the IPO and related transactions.

The Partnership reported fourth quarter 2013 net income of $0.4 million, a decline of 72% over the fourth quarter 2012 net income of $1.3 million. The quarter-over-quarter decline was driven by a one-time write-off of deferred financing fees related to amending and restating the credit facility, offset by equity earnings from the Partnership’s acquisition of a 10.3% interest in Gulf LNG Holdings Group, LLC (the “LNG Interest”). For the year ended December 31, 2013, the Partnership reported net income of $12.8 million, an increase of 137% over the full year 2012 net income of $5.4 million. The year-over-year increase was largely driven by the Partnership’s acquisition activity and a one-time bargain purchase gain associated with the acquisition of the Brooklyn, NY terminal offset by a write-off of deferred financing fees and expenses associated with the Partnership’s acquisitions and IPO.

For the fourth quarter 2013, the Partnership generated $7.1 million of Adjusted EBITDA, a 158% increase over the fourth quarter 2012 Adjusted EBITDA of $2.8 million. For the full year 2013, the Partnership generated $24.0 million of Adjusted EBITDA, representing a 121% increase over the full year 2012 Adjusted EBITDA of $10.9 million. The year-over-year increase was largely driven by the Partnership's 2013 acquisition activity, increased transloading and throughput activity and the execution of new service agreements. Adjusted EBITDA is a non-GAAP financial measure. For additional information regarding our calculation of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA, please see below in this release and the accompanying tables.

Fourth Quarter and Full Year 2013 Operational Highlights:

•
In 2013, the Partnership invested $166.7 million of capital to (i) acquire the Mobile, AL, Saraland, AL and Brooklyn, NY facilities and the LNG Interest; (ii) increase rail unloading capacity in Chickasaw, AL and Saraland, AL; (iii) construct an additional 150,000 barrels of storage capacity in Mobile, AL; (iv) install new additive systems in Selma, NC and Cleveland, OH; (v) upgrade the truck loading rack in Norfolk, VA; and (vi) enhance the existing terminal infrastructure in Blakeley, AL.

•
The Partnership completed its IPO in November, raising $120.2 million of net proceeds (after deducting the underwriting discount and structuring fee) through the sale of approximately 6.8 million common units at a price to the public of $19.00 per common unit.

•
In connection with the IPO, the Partnership amended and restated its existing revolving credit facility providing Arc Logistics with up to $175.0 million of borrowing capacity and a $100.0 million accordion feature.

“2013 was a transformational year for the Partnership,” said Vince Cubbage, Chairman and Chief Executive Officer of the Partnership’s general partner. “In addition to delivering record revenue and Adjusted EBITDA, the Partnership expanded its operational footprint with three acquisitions, acquired an interest in an LNG regasification facility and successfully raised $120.2 million of net proceeds through an IPO in November 2013.”

As of December 31, 2013, the Partnership’s storage capacity had increased by approximately 1.5 million barrels, or 41%, to approximately 5.0 million barrels compared to December 31, 2012.  The increase in storage capacity during 2013 was the result of the acquisition of the Mobile, AL and Brooklyn, NY terminals and the construction of 150,000 barrels of new storage at the Mobile, AL terminal.

The Partnership’s throughput activity, as measured in thousands of barrels per day (“mbpd”), increased 52% to 68.9 mbpd during the fourth quarter 2013 compared to the fourth quarter 2012 and increased 73% to 70.7 mbpd for the full year 2013 compared to the full year 2012.  The increase in throughput activity for both the fourth quarter and full year 2013 was the result of the acquisition of the Mobile, AL, Saraland, AL and Brooklyn, NY facilities in February 2013 and increased transloading and throughput activity in the East Coast and Gulf Coast facilities.

The Partnership’s revenues increased by approximately $6.7 million, or 116%, to $12.5 million during the fourth quarter 2013 compared to fourth quarter 2012 revenues of $5.8 million. The Partnership’s revenues for the full year 2013 increased by approximately $25.0 million, or 109%, to $47.8 million compared to full year 2012 revenues of $22.9 million. The increase in both the fourth quarter and full year 2013 revenues was primarily due to: (i) the acquisition of the Mobile, AL, Saraland, AL and Brooklyn, NY facilities in February 2013; (ii) increased customer activity in the Gulf Coast; and (iii) the execution of new customer agreements.

The Partnership’s operating expenses increased by approximately $3.1 million, or 151%, to $5.1 million during the fourth quarter 2013 compared to the fourth quarter 2012 of $2.0 million. The Partnership’s operating expenses for the full year 2013 increased by approximately $12.0 million, or 165%, to $19.3 million compared to the full year 2012 of $7.3 million. The increase in both the fourth quarter and full year 2013 operating expenses was primarily due to the acquisition of the Mobile, AL, Saraland, AL and Brooklyn, NY facilities in February 2013 and increased transloading and throughput activity in the Chickasaw, AL and Blakeley, AL terminals, which resulted in higher salaries and wages, regulatory compliance, contract labor, utility expenses, property taxes and insurance expenses.

On January 31, 2014, the Partnership declared an initial pro rata quarterly cash distribution of $0.2064 per unit, or $1.55 per unit on an annualized basis, for the period from November 13, 2013 to December 31, 2013.  The distribution was paid on February 18, 2014 to unitholders of record as of February 10, 2014.

2014 Outlook

 “In 2014, Arc Logistics is focused on executing its long-term business strategy, which includes providing the highest level of safe, efficient and responsive service to our customers and investing capital in our existing operations and in future expansion opportunities. Our goal is to build a company that exceeds the expectations of our customers, employees and investors, as well as to contribute to the communities in which we operate,” commented Mr. Cubbage. “We are evaluating a number of opportunities to increase revenue and EBITDA, and it is our objective to increase 2014 cash available for distribution by approximately 10% over the projection of $22.5 million provided in our IPO prospectus.”

Conference Call

Arc Logistics will hold a conference call and webcast to discuss the fourth quarter and full year 2013 financial results on March 13, 2014, at 8:00 a.m. Eastern. Interested parties may listen to the conference call by dialing (855) 433-0931.  International callers may access the conference call by dialing (484) 756-4279.  The call may also be accessed live over the internet by visiting the “Investor Relations” page of the Partnership’s website at www.arcxlp.com and will be available for replay for approximately one month.

Arc Logistics Partners LP Schedule K-1s Available

Arc Logistics has completed the 2013 tax packages for its unitholders, including Schedule K-1. The tax packages are currently available online and may be accessed via Arc Logistics’ website at www.arcxlp.com under "Investors >> Tax Information".  Arc Logistics has also begun mailing the Schedule K-1 and expects to complete the process by March 14, 2014. For additional information, unitholders may also call Partner DataLink at (855) 280-3667 Monday through Friday from 8:00 a.m. – 5:00 p.m. Central or visit their website at https://www.partnerdatalink.com/ArcLogistics.

About Arc Logistics Partners LP

Arc Logistics is a fee-based, growth-oriented limited partnership that owns, operates, develops and acquires a diversified portfolio of complementary energy logistics assets.  Arc Logistics is principally engaged in the terminalling, storage, throughput and transloading of crude oil and petroleum products.  News, unit prices and additional information about Arc Logistics, including filings with the U.S. Securities and Exchange Commission (the “SEC”), are available at www.arcxlp.com.

Forward-Looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.”  Certain expressions including “believe,” “expect,” or other similar expressions are intended to identify the Partnership’s current expectations, opinions, views or beliefs concerning future developments and their potential effect on the Partnership.  While management believes that these forward-looking statements are reasonable when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates.  The forward-looking statements involve significant risks, uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and its present expectations or projections.  Important factors that could cause actual results to differ from forward looking statements include but are not limited to: (i) adverse economic, capital markets and political conditions; (ii) changes in the market place for the Partnership’s products and services; (iii) changes in supply and demand of crude oil and petroleum products; (iv) actions and performance of the Partnership’s customers, vendors or competitors; (v) changes in the cost of or availability of capital; (vi) unanticipated capital expenditures in connection with the construction, repair, or replacement of its assets; (vii) operating hazards, unforeseen weather events or matters beyond the Partnership’s control; (viii) effects of future laws or governmental regulations; and (ix) litigation. These and other significant risks and uncertainties are described more fully in the Partnership’s filings with the SEC, available at the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Adjusted EBITDA and Use of a Non-GAAP Financial Measure

We define Adjusted EBITDA as net income before interest expense, income taxes and depreciation and amortization expense, as further adjusted for other non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess: (i) the performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets; (ii) the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities; (iii) our ability to make distributions; (iv) our ability to incur and service debt and fund capital expenditures; and (v) our ability to incur additional expenses. We believe that the presentation of Adjusted EBITDA provides useful information to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to Adjusted EBITDA is net income. Adjusted EBITDA should not be considered as an alternative to net income. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Additionally, because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. Please see the reconciliation of net income to Adjusted EBITDA in the accompanying tables.

Investor Contact:
Anne G. Fegely
IR@arcxlp.com
212-993-1290
www.arcxlp.com

ARC LOGISTICS PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit information and operating data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Third-party customers	$10,202	$3,445	$39,662	$13,201
Related parties	2,310	2,356	8,179	9,663
	12,512	5,801	47,841	22,864
Expenses:
Operating expenses	5,098	2,034	19,291	7,266
Selling, general and administrative	955	526	7,116	2,283
Selling, general and administrative - affiliate	642	607	2,484	2,592
Depreciation	1,682	843	5,836	3,317
Amortization	1,331	152	4,756	624
Total expenses	9,708	4,162	39,483	16,082
Operating income	2,804	1,639	8,358	6,782
Other income (expense):
Gain on bargain purchase of business	-	-	11,777	-
Equity earnings from unconsolidated affiliate	1,307	-	1,307	-
Other income	2	-	48	4
Interest expense	(3,750)	(353)	(8,639)	(1,320)
Total other income (expenses), net	(2,441)	(353)	4,493	(1,316)
Income before income taxes	363	1,286	12,851	5,466
Income taxes	2	3	20	43
Net Income	361	1,283	12,831	5,423
Less: Net income attributable to preferred units	223	-	1,770	-
Net income attributable to partners' capital	$138	$1,283	$11,061	$5,423

Earnings per limited partner unit, basic:
Common units	$0.03	$0.21	$0.23	$0.89
Subordinated units	$0.00	$0.21	$1.56	$0.89

Earnings per limited partner unit, diluted:
Common units	$0.01	$0.21	$0.10	$0.89
Subordinated units	$0.00	$0.21	$1.56	$0.89

Other Financial Data:
Adjusted EBITDA	$7,133	$2,769	$23,978	$10,862

Operating Data:
Storage capacity (bbls)	4,959,100	3,509,100	4,959,100	3,509,100
Throughput (bpd)	68,937	45,249	70,683	40,942

ARC LOGISTICS PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,
	2013	2012
Assets:
Current assets:
Cash and cash equivalents	$4,454	$1,429
Trade accounts receivable	4,403	973
Due from related parties	722	842
Inventories	302	236
Other current assets	777	171
Total current assets	10,658	3,651
Property, plant and equipment, net	201,477	116,800
Investment in unconsolidated affiliate	72,046	-
Intangible assets, net	38,307	3,687
Goodwill	15,162	6,730
Other assets	1,716	896
Total assets	$339,366	$131,764
Liabilities and partners' capital:
Current liabilities:
Accounts payable	$4,115	$1,936
Accrued expenses	2,144	1,464
Due to general partner	127	216
Other liabilities	25	105
Total current liabilities	6,411	3,721
Credit facility	105,563	30,500
Commitments and contingencies
Partners' capital (deficit):
General partner interest	-	(98)
Limited partners' interest
Common units – (6,867,950 units issued and outstanding at December 31, 2013)	125,375	-
Subordinated units – (6,081,081 units issued and outstanding at December 31, 2013)	101,525	97,641
Accumulated other comprehensive income	492	-
Total partners' capital	227,392	97,543
Total liabilities and partners' capital	$339,366	$131,764

ARC LOGISTICS PARTNERS LP
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Cash flow from operating activities:
Net income	$361	$1,283	$12,831	$5,423
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	1,682	843	5,836	3,317
Amortization	1,290	152	4,715	624
Gain on bargain purchase of business	-	-	(11,777)	-
Equity earnings from unconsolidated affiliate	(1,307)	-	(1,307)	-
Amortization of deferred financing costs	2,789	109	4,428	432
Amortization of premium	41	-	41	-
Changes in operating assets and liabilities
Trade accounts receivable	(876)	(359)	(3,310)	(7)
Inventories	(34)	(21)	(47)	(6)
Other current assets	(150)	(11)	(606)	105
Other assets	1,206	-	-	-
Accounts payable	(1,372)	263	1,765	1,931
Accrued expenses	(332)	29	680	(176)
Due to general partner	(4,644)	(47)	(88)	(1,383)
Other liabilities	(60)	(63)	(80)	(250)
Net cash provided by operating activities	(1,406)	2,178	13,081	10,010
Cash flows from investing activities:
Capital expenditures	(3,568)	(2,421)	(14,108)	(13,796)
Investment in unconsolidated affiliate	(72,740)	-	(72,740)	-
Distributions from unconsolidated affliate	2,451	-	2,451	-
Net cash paid for acquisitions	-	-	(82,000)	-
Net cash used in investing activities	(73,857)	(2,421)	(166,397)	(13,796)
Cash flows from financing activities:
Distributions	(824)	-	(1,770)	(6,081)
Deferred financing costs	(1,729)	(29)	(5,248)	(1,152)
Repayments to credit facility	(14,999)	-	(50,937)	(21,500)
Proceeds from credit facility	8,000	500	126,000	32,000
Proceeds from initial public offering, net	117,296	-	117,296	-
Redemption of preferred units	(29,000)	-	(29,000)	-
Net cash provided by financing activities	78,744	471	156,341	3,267
Net increase (decrease) in cash and cash equivalents	3,481	228	3,025	(519)
Cash and cash equivalents, beginning of period	973	1,201	1,429	1,948
Cash and cash equivalents, end of period	$4,454	$1,429	$4,454	$1,429

ARC LOGISTICS PARTNERS LP
RECONCILIATION OF ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net Income	$361	$1,283	$12,831	$5,423
Income taxes	2	3	20	43
Interest expense, net	3,750	353	8,639	1,320
Gain on bargain purchase of business	-	-	(11,777)	-
Depreciation	1,682	843	5,836	3,317
Amortization	1,331	152	4,756	624
One-time transaction expenses (a)	7	135	3,673	135
Adjusted EBITDA	$7,133	$2,769	$23,978	$10,862

_____________________

(a)	The one-time transaction expenses relate to the due diligence and acquisition expenses associated with the purchase of the Mobile, AL, Saraland, AL and Brooklyn, NY facilities.